Exhibit 10.30
RESTRICTED STOCK AWARD AGREEMENT
UNDER THE HCC INSURANCE HOLDINGS, INC.
2008 FLEXIBLE INCENTIVE PLAN
     This Restricted Stock Award Agreement (this “Agreement”) is entered into effective as of the date of grant set forth on the signature page below (the “Grant Date”) by and between HCC Insurance Holdings, Inc., a Delaware corporation (the “Company”), and the undersigned employee of the Company or its Subsidiary (the “Employee”). Capitalized terms used herein and not otherwise defined herein (including in the Definitions Appendix) shall have the meaning specified in the HCC Insurance Holdings, Inc. 2008 Flexible Incentive Plan, as amended and restated and as it may be further amended (the “Plan”).
     WHEREAS, under the terms of the Plan the Committee may grant awards of Restricted Stock to Participants in the Plan;
     WHEREAS, Employee is an eligible Participant in the Plan; and
     WHEREAS, the Committee has approved an award of Restricted Stock to Employee on the terms and conditions hereof and subject to the restrictions set forth herein as an incentive for Employee’s performance of services for the Company and/or its Subsidiaries;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and such other good and valuable consideration, the Parties hereto agree as follows:
     1. Grant of Restricted Shares. As of the Grant Date, the Company hereby grants and conveys to Employee the number of Shares of Restricted Stock specified on the signature page of this Agreement (the “Restricted Shares”).
          (a) The Restricted Shares shall be subject to the terms of the Plan, which terms are incorporated herein by this reference. Except to the extent expressly provided by the Plan, in the event of any conflict between the terms of this Agreement and those of the Plan, the terms of the Plan, including those with respect to the powers of the Committee, shall prevail and be controlling.
          (b) The Restricted Shares shall be registered in Employee’s name as of the Grant Date through a book entry credit in the records of the Company’s transfer agent, but shall be restricted as described herein during the period prior to the vesting of such Shares in accordance with Section 3 (the “First Restriction Period”). During the First Restriction Period, any certificates representing the Restricted Shares shall carry a legend evidencing the restrictions of this Agreement. The terms of any such legend shall be determined by the Committee in its sole discretion.
          (c) Subject to the restrictions set forth in Section 2, Employee shall have all the rights of a stockholder with respect to the Restricted Shares, including any applicable voting and dividend rights.

     2. Restrictions.
          (a) During the First Restriction Period, Employee shall not sell, transfer, pledge, assign, alienate, hypothecate, or otherwise encumber or dispose of the Restricted Shares other than by will or the laws of descent and distribution. During the Second Restriction Period pursuant to Section 7, Employee shall not sell, transfer, pledge, assign, alienate, hypothecate, or otherwise encumber or dispose of the Restricted Shares other than by will or the laws of descent and distribution, except as permitted under Section 7. In either case during the First Restriction Period or the Second Restriction Period, any attempt to do so contrary to the foregoing provisions of this Section 2(a) shall be null and void.
          (b) Except as specifically provided otherwise in Section 3, if Employee terminates employment with the Company prior to the end of the First Restriction Period, the unvested Restricted Shares shall be forfeited and returned to the Company without the payment of any consideration, and Employee shall have no rights with respect to such forfeited Shares.
     3. Vesting. The Restricted Shares granted hereunder shall fully vest, and the restrictions imposed pursuant to Section 2 shall lapse, immediately prior to the first to occur of the following events:
          (a) the fifth (5th) anniversary of the Grant Date;
          (b) the date of Employee’s death;
          (c) the date Employee terminates employment with the Company due to Employee’s Disability;
          (d) the date Employee’s employment with the Company is terminated by the Company due to an Involuntary Termination Without Cause (as defined in the Definitions Appendix); or
          (e) the date of a Change in Control of the Company.
     4. Employment. For all purposes of this Agreement, the Employee shall be considered to be an employee of the Company for so long as Employee is a common law employee of the Company or any Subsidiary, and Employee’s employment relationship with an entity which was a Subsidiary shall be deemed to have terminated as of the date on which such entity ceased to be a Subsidiary (even if Employee does not experience a common law termination of employment at such time). References in this Agreement to the Company also include any Subsidiary that employs the Employee.
     5. Delivery of Share Certificates; Compliance with Securities Laws. Subject to Section 7 if applicable, upon the vesting of any Restricted Shares granted hereunder, the Company shall direct its transfer agent to record such Shares as unrestricted or to deliver to Employee certificates evidencing such Restricted Shares. Nothing herein shall obligate the Company to register the Restricted Shares pursuant to any applicable securities law or to take any other affirmative action in order to cause the issuance or transfer of the Restricted Shares to comply with any law or regulation of any governmental authority. The Company shall not be required to issue any Shares prior to: (a) the obtaining of any approval from any governmental agency which the Company determines to be necessary or advisable; and (b) the Employee’s payment to the Company of any federal, state or local tax or other withholding owed by Employee as a result of vesting of the Restricted Shares. In the event that Section 7 is applicable, the Company shall direct its transfer agent to reflect the restrictions on transfer during the Second Restriction Period and custody of the Shares shall not be delivered to Employee unless and until such restrictions lapse under Section 7.
     6. Tax Consequences; Tax Withholding.
          (a) It is anticipated hereunder that the Restricted Shares shall become taxable income to Employee upon the vesting date under Section 3. Employee shall be responsible for his own tax liability that arises as the result of this Agreement. Employee acknowledges and understands that (1) he may make an election under Section 83(b) of the Code within 30 days after the Grant Date and (2) the Company does not provide any legal or tax advice to him.
          (b) Employee shall pay to the Company, or make arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any federal, state, and local income, employment, Social Security, Medicare, and other taxes that the Company is required to withhold in connection with the Restricted Shares. The Company shall have the right to deduct any such taxes from any amounts paid to Employee by the Company or any Subsidiary or to withhold the appropriate number of Shares upon vesting of the Restricted Shares to satisfy such withholding requirements.
     7. Forfeiture Event Following Vesting. If the Restricted Shares should become vested upon the fifth anniversary of the Grant Date (pursuant to Section 3(a) above), such Restricted Shares shall remain subject to additional set of restrictions under this Section 7 for a period of five (5) consecutive years following the vesting date (the “Second Restriction Period”). During the Second Restriction Period, the Employee must own at least the number of Shares of the Company’s Common Stock (counting, for this purpose, the Restricted Shares), as designated by the Committee for Employee’s executive position with the Company (the “Minimum Stockholding Obligation”). Employee shall not be permitted to sell, transfer or encumber any of the Restricted Shares, without the prior consent of the Committee, if any such action would reduce the number of Shares (including the Restricted Shares) held by Employee below the Minimum Stockholding Obligation.
          If Employee’s employment with the Company and all of its Subsidiaries should terminate during the Second Restriction Period for any reason except due to his Bona Fide Retirement, death, Disability, Involuntary Termination Without Cause, or Termination For Good Reason, as determined by the Committee, then Employee shall forfeit all the Shares that resulted from the prior vesting of the Restricted Shares under Section 3(a), net of all prior tax withholdings incurred upon vesting (including any withholding of Shares upon vesting), and such forfeited Restricted Shares shall not be transferred or delivered to Employee (the “Share Forfeiture Obligation”). Any such forfeited Shares shall be returned to the Share pool under the Plan.
          If Employee’s employment with the Company and all of its Subsidiaries should terminate during the Second Restriction Period due to his Bona Fide Retirement, death, Disability, Involuntary Termination Without Cause, or Termination For Good Reason, as determined by the Committee, then the Restricted Shares shall be transferred and delivered to Employee pursuant to Section 5, free of any restrictions (except as provided in the definition of

Bona Fide Retirement for two years following the termination date), within thirty (30) days from such termination date.
          For purposes of this Section 7, the following terms are defined in the Definitions Appendix to this Agreement: (1) Bona Fide Retirement, (2) Involuntary Termination Without Cause, and (3) Termination For Good Reason.
          In the event of a Change in Control during the Second Restriction Period, the Minimum Stockholding Obligation and the Share Forfeiture Obligation shall automatically expire, and be of no force or effect, immediately upon the occurrence of the Change in Control. All Restricted Shares shall be transferred and delivered to Employee pursuant to Section 5, free of any and all restrictions, within ten (10) days from the occurrence of a Change in Control.
     8. Changes in Stock. If, from time to time during either the First Restriction Period or the Second Restriction Period (together, the “Restriction Period”), there is any stock dividend, stock split, reorganization, recapitalization, merger, or other event described in Section 14 of the Plan, any and all new, substituted, additional, or other securities to which Employee is entitled by reason of his ownership of the Restricted Shares shall be considered the “Restricted Shares” for purposes of this Agreement and shall be subject to the applicable restrictions, as described in this Agreement, during the applicable Restriction Period.
     9. Confidential Information. The purpose of the Plan is to attract, retain and reward employees; to increase employees’ stock ownership and identification with the Company’s interests; to provide incentive for remaining with and enhancing the value of the Company and its Subsidiaries over the long-term; and to protect the Company’s Confidential Information (defined below). During Employee’s employment with the Company, the Company agrees to provide Employee with new Confidential Information to which the Employee has not previously had access and of which Employee has not had previous knowledge. “Confidential Information” includes information about the Company’s business, proprietary, and technical information not known to others that could have economic value to others if improperly disclosed. Confidential Information thus includes, without limitation, any information the Company discloses to Employee, either directly or indirectly, in writing, orally or by inspection of tangible objects, including without limitation, information and technical data contained in the Company’s manuals, booklets, publications, materials and equipment of every kind and character, as well as documents, prototypes, samples, prospects, inventions, trade secrets, product ideas, technical information, know-how, processes, plans (including without limitation, marketing plans and strategies), specifications, designs, methods of operations, techniques, technology, formulas, software, improvements, financial and marketing information, pricing, premium and quote information, forecasts, research, and the identity of any customers and consultants. In exchange for the Company’s promises to provide Employee with the Confidential Information under this Agreement, Employee agrees that Employee shall not, either during the period of Employee’s employment with the Company or at any time thereafter, disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Confidential Information, except as properly required in the ordinary course of the Company’s business or as the Company specifically directs and authorizes.
     10. Notices. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the Party for whom it is intended at such address as may from time to time be designated by him in a notice mailed or delivered to the other Party. Unless and until some other address is so designated, all notices or communications by

Employee to the Company shall be mailed or delivered to the Company, c/o General Counsel, at 13403 Northwest Freeway, Houston, Texas 77040-6094, and all notices or communications by the Company to Employee shall be mailed or delivered to Employee’s address specified on the signature page to this Agreement.
     11. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Company and Employee, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. To the maximum extent permitted by law, (a) no waiver that may be given by a Party shall be applicable except in the specific instance for which it was given and (b) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand.
     12. No Right to Continued Service. This Agreement does not confer upon Employee any right to remain in the employ of the Company or any Subsidiary, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate or change the conditions of his employment at any time.
     13. Confidentiality of Agreement. The Employee agrees that, as partial consideration for the granting of the Restricted Shares, the Employee will keep confidential all information and knowledge which the Employee has relating to the manner and amount of the Employee’s participation in the Plan and under the terms of this Agreement; provided, however, that such information may be given in confidence to the Employee’s spouse, to a financial institution to the extent that such information is necessary in order to secure a loan, or to Employee’s legal or tax advisors.
     14. Effect of Payment. Any payment or any issuance or transfer of Shares to or on behalf of the Employee in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such person under this Agreement or the Plan. The Committee may require the Employee, as a condition precedent to such payment, to execute a release and receipt therefor in such form as it shall determine.
     15. Agreement to Offset. By accepting this Agreement, the Employee consents to a deduction from any amounts the Company (and the Subsidiaries) owe the Employee from time to time (including amounts owed to the Employee as wages or other compensation, fringe benefits, or vacation pay) to the extent of any unpaid amount that Employee owes to the Company under Section 7 hereof. Without regard to whether the Company elects to make any set off in whole or in part, if the Company does not recover by means of set off the full amount owed to it by the Employee, the Employee agrees to pay immediately the unpaid balance to the Company.
     16. Successors and Assigns; Binding Effect. This Agreement, and the rights and obligations of the Parties hereunder, may not be assigned by either Party other than by will or the laws of descent and distribution. All of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective executors, heirs, personal representatives, successors, and permitted assigns.

     17. Entire Agreement. This Agreement, along with the Plan and any other written agreement between the Parties specifically incorporated herein by reference, sets forth the entire understanding of the Parties hereto with respect to the grant of the Restricted Shares to Employee. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.
     18. Interpretation. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to a Section, such reference is to a Section of this Agreement unless otherwise specified. The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified. A reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors, and permitted assigns. Reference to any law means such law as amended, modified, codified, replaced, or reenacted, and all rules and regulations promulgated thereunder. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement; therefore any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof. The Committee shall have authority to construe this Agreement, to prescribe rules and regulations relating to this Agreement, and to correct any defect, supply any omission or reconcile any inconsistency in this Agreement. All determinations of the Committee under this Agreement shall be made in its sole and absolute discretion.
     19. Severability. Any provision of this Agreement that is invalid or unenforceable in any applicable jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     20. Employee Acknowledgment. Employee acknowledges that (a) he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, (b) he has read this Agreement and understands its terms and conditions, (c) he has had ample opportunity to discuss this Agreement with his legal counsel prior to execution, and (d) no strict rules of construction shall apply for or against the drafter or any other Party. It is the desire of the Parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held invalid or otherwise unenforceable by a court of competent jurisdiction, the Parties hereby agree and confirm that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law.
     21. Compliance with Code Section 409A. The Restricted Shares awarded under this Agreement are not intended to be subject to Code Section 409A, including the authoritative guidance issued thereunder, and shall be interpreted and administered to be exempt from the application of Section 409A.

          Notwithstanding any provision of this Agreement to the contrary, if any payment or other benefit provided herein would be subject to additional taxes and interest under Code Section 409A because the timing of such payment is not delayed as provided in Section 409A for a “specified employee” (within the meaning of Section 409A), then if Employee is a “specified employee,” any such payment that the Employee would otherwise be entitled to receive during the first six months following his separation from service from the Company shall be accumulated and paid, within ten (10) days after the date that is six months following Employee’s date of separation from service from the Company, or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes and interest such as, for example, upon Employee’s death.
     22. Survival of Certain Provisions. Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder shall survive any termination or expiration of this Agreement.
     23. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of laws principles thereof. To the maximum extent practicable this Agreement calls for performance and shall be performable at the offices of the Company in Houston, Harris County, Texas. Venue for any dispute arising hereunder shall lie exclusively in the state and/or federal courts of Harris County, Texas and the Southern District of Texas, Houston Division, respectively, and the Parties hereby waive any objection that such location is inconvenient.
     24. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The Parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures which shall be deemed original signatures thereof.
     25. EXPIRATION OF AGREEMENT. IF THIS AGREEMENT IS NOT SIGNED AND RETURNED TO THE COMPANY WITHIN 30 DAYS AFTER THE GRANT DATE, THIS AGREEMENT AND THE RESTRICTED STOCK AWARD PROVIDED FOR HEREIN SHALL BE NULL AND VOID.
[SIGNATURE PAGE TO RESTRICTED STOCK AWARD AGREEMENT]

DEFINITIONS APPENDIX TO AGREEMENT
     “Bona Fide Retirement” means that the Employee has voluntarily terminated employment with the Company and its Subsidiaries during the Second Restriction Period for a reason other than (i) to take full-time, or substantially full-time, employment with any other employer, person or entity (in whatever capacity) within twenty-four (24) months from his termination of employment date, or (ii) at any time, Employee engages in any activity in competition with any activity of the Company or any Subsidiary, or inimical, contrary or harmful to the interests of the Company or any Subsidiary without the consent of the Company, in each case as determined by the Committee in the exercise of its discretion (each a “Prohibited Activity”), including without limitation, the following Prohibited Activities:
          (a) conduct related to the Employee’s employment for which either criminal or civil penalties may be sought against the Employee;
          (b) violation of the policies of the Company, including, without limitation, the Company’s insider trading policy;
          (c) disclosing or misusing any confidential information or material concerning the Company;
          (d) participating in a hostile takeover attempt;
          (e) directly or indirectly owning, managing, operating, controlling, investing, or acquiring an interest in, or otherwise engaging or participating (whether alone or with any other person or entity as a proprietor, partner, stockholder, member, director, officer, employee, joint venturer, investor, consultant, agent, sales representative, broker or other participant) in any Competitive Business (as hereafter defined) operating in, or soliciting business from, the Company’s Market (as hereafter defined), without regard to whether (1) the Competitive Business has its office or other business facilities within the Company’s Market, (2) any of the activities of the Employee referred to above occur or are performed within the Company’s Market, or (3) the Employee resides, or reports to an office or other place of business, within the Company’s Market;
          (f) making any statement (orally or in writing) about the Company and/or any Subsidiary or any service or product of the Company and/or a Subsidiary which is false and may reasonably be expected to be detrimental to the Company and/or the Subsidiary;
          (g) (1) directly or indirectly diverting or attempting to divert business with respect to which the Employee had contact or special knowledge from the Company and/or the Subsidiaries; (2) calling on, soliciting, or attempting to solicit any business with respect to which the Employee had contact or special knowledge away from the Company and/or the Subsidiaries; or (3) otherwise dealing with any account or customer of the Company and/or the Subsidiaries with respect to any products or services provided by the Company and/or the Subsidiaries during the period when the Employee was employed by the Company or the Subsidiaries if the Employee had contact or special knowledge with respect to the account or customer and the product or service;
          (h) requesting, inducing, or attempting to induce anywhere in the world any customer, distributor, broker, agent, or supplier of the Company and/or any of the Subsidiaries or

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any other person or entity doing business with the Company and/or any of the Subsidiaries, to limit, curtail, or cancel its business with the Company and/or the Subsidiaries or not to do business with the Company and/or the Subsidiaries; provided the Employee had contact with or special knowledge of such customer, distributor, broker, agent, supplier, or other person or entity during the period when the Employee was employed by the Company and/or the Subsidiaries; or
          (i) requesting, inducing, or attempting to induce anywhere in the world any employee, consultant, advisor, or agent of the Company and/or any Subsidiary to terminate or limit his or her relationship with the Company and/or the Subsidiary or not to enter into any such relationship.
     Employee specifically recognizes and affirms that the terms and conditions of this definition, including the above-listed Prohibited Activities, are material terms of this Agreement without which the Company would not have entered into this Agreement.
     The determination of whether the voluntary termination of Employee is for a Bona Fide Retirement shall be made by the Committee in the exercise of its discretion. Notwithstanding any other provision of this Agreement to the contrary, if Employee terminates for Bona Fide Retirement, the covenants and agreements provided in Section 7 of this Agreement shall be extended, and remain fully effective and enforceable, for an additional period of two (2) years from the termination date.
     “Company’s Market” means any geographic region in which the Employee conducted or developed any business on behalf of the Company and/or the Subsidiaries while the Employee was employed by the Company and/or the Subsidiaries.
     “Competitive Business” means any person or entity engaged in a business that produces any of the products or performs any of the services comprising, in whole or in part, the business of the Company and the Subsidiaries and any predecessors or successors of either being conducted during the term of this Agreement and/or on the date of the Employee’s termination of employment with the Company and the Subsidiaries.
     “Involuntary Termination Without Cause” means the involuntary termination of the Employee’s employment with the Company for any reason other than:
          material dishonesty which is not the result of an inadvertent or innocent mistake of the Employee with respect to the Company or any of its Subsidiaries;
          willful misfeasance or nonfeasance of duty by the Employee intended to injure or have the effect of injuring in a material fashion the reputation, business, or business relationships of the Company or any of its Subsidiaries;
          a material violation by Employee of any material term of his written employment agreement (if any) with the Company or any Subsidiary as determined in the sole discretion of the Committee; or
          the Employee’s conviction of any felony, any crime involving moral turpitude, or any crime (other than a vehicular offense not involving DUI or personal injury) which in some material fashion results in the injury of the Company’s or any Subsidiary’s reputation, business, or business relationships.

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          Involuntary Termination Without Cause Shall not include “Termination for Good Reason”.
          In addition, Employee shall incur an Involuntary Termination Without Cause if Employee is transferred to or employed by an entity other than the Company or a Subsidiary in connection with a divestiture, spinoff, outsourcing, or similar business transaction, even if Employee does not experience a common law termination of employment in connection with such event or transaction.
     “Parties” means, collectively, the Company and the Employee. (“Party” means either the Company or the Employee).
     “Termination For Good Reason” means the termination of the Employee’s employment with the Company within ninety (90) days after the occurrence of any of the following events (without the Employee’s express written consent):
          (a) A material diminution in the Employee’s base salary;
          (b) A material diminution in Employee’s responsibilities or reporting duties;
          (c) Employee’s involuntary relocation to any place, other than the executive offices as a result of the Company relocating its executive offices, exceeding a distance of 50 miles from the place of Employee’s normal place of employment, except for reasonably required travel by Employee on the Company’s business; or
          (d) Any material breach by the Company of any material provision of this Agreement or his employment agreement with the Company (if any).
     However, Good Reason shall exist with respect to any above-specified matter only if such matter is not corrected, or begun to be corrected, by the Company within thirty (30) days after the Company’s receipt of written notice of such matter from Employee. Any such notice from Employee must be provided within thirty (30) days after the initial existence of the specified event. In no event shall a termination by Employee occurring more than ninety (90) days following the initial date of an event described above be considered a Termination For Good Reason due to such event, regardless of whether that event is corrected.

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